                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)
                                  USTRAILS INC.
                                (Name of Issuer)

                    Common Stock, Par Value, $0.01 Per Share
                         (Title of Class of Securities)

                                    917326100
                                 (CUSIP Number)

                             Stephen M. Davis, Esq.
                          Werbel McMillin & Carnelutti
                           A Professional Corporation

           711 Fifth Avenue, New York, New York 10022, (212) 832-8300
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  July 16, 1996
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13-d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13D

- ----------------------                                 -----------------
CUSIP No. 917326100                                    Page 2 of 9 Pages
- ----------------------                                 ------------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     The SC Fundamental Value Fund, L.P.
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [X]
                                                                 (b)  [ ]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     WC/OO
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     946,508
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     946,508
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     946,508
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.8%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 -----------------
CUSIP No. 917326100                                    Page 3 of 9 Pages
- ----------------------                                 -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental Value BVI, Inc.
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [x]
                                                                 (b)  [ ]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- ------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- ------------------------------------------------------------------------------
7  SOLE VOTING POWER
     361,990
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
          0
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     361,990
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     361,990
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.9%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 -----------------
CUSIP No. 917326100                                    Page 4 of 9 Pages
- ----------------------                                 -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     SC Fundamental Inc.
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [x]
                                                                 (b)  [ ]
- ------------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     946,508
- ----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     946,508
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     946,508
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.8%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 -----------------
CUSIP No. 917326100                                    Page 5 of 9 Pages
- ----------------------                                 -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Gary N. Siegler
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [x]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     1,308,498
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     1,308,498
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,308,498
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     17.7%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                 SCHEDULE 13D

- ----------------------                                 -----------------
CUSIP No. 917326100                                    Page 6 of 9 Pages
- ----------------------                                 -----------------

==============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
   PERSON
     Peter M. Collery
- -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                 (b)  [x]
- -----------------------------------------------------------------------------
3  SEC USE ONLY
- -----------------------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
- -----------------------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                                     [ ]
- -----------------------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
- -----------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
- -----------------------------------------------------------------------------
7  SOLE VOTING POWER
          0
- -----------------------------------------------------------------------------
8  SHARED VOTING POWER
     1,308,498
- -----------------------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
- -----------------------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     1,308,498
- -----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,308,498
- -----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                                   [ ]
- -----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     17.7%
- -----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
==============================================================================
                  *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (9-88)

                                                  Page 7 of 9 Pages

                                AMENDMENT NO. 2
                                    TO THE
                                 SCHEDULE 13D


          The Reporting Persons, consisting of SC Fundamental Inc., The SC Fundamental Value Fund, L.P., SC Fundamental Value BVI, Inc., Gary N. Siegler and Peter M. Collery, hereby amend their Schedule 13D relating to the Common Stock, par value $0.01 per share, of USTrails Inc. (the "Issuer") as set forth herein.


Item 3.   Source and Amount of Funds of Other Consideration

          Not Applicable.


Item 5.   Interest in Securities of the Issuer

          (a) As of the close of business on July 17, 1996, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth opposite their names below (based upon the number of Shares that were reported to be outstanding by the Issuer as of July 25,
1996).

                                                  Page 8 of 9 Pages

==============================================================================
        Name             Shares of Common Stock             Percentage
- -----------------------------------------------------------------------------
SC Fundamental Inc.           946,508                           12.8%
- -----------------------------------------------------------------------------
The SC Fundamental
Value Fund, L.P.              946,508                           12.8%
- -----------------------------------------------------------------------------
SC Fundamental Value
BVI, Inc.                     361,990                           4.9%
- -----------------------------------------------------------------------------
Gary N. Siegler               1,308,498                         17.7%
- -----------------------------------------------------------------------------
Peter M. Collery              1,308,498                         17.7%
==============================================================================

       (c) In a privately negotiated transaction on July 16, 1996, the Reporting Persons indicated below sold, in the aggregate, 281,000 shares of the Issuer's Common Stock.

          Name                  Number of Shares of the Issuer Sold
          -------               -----------------------------------

          Fund                  106,000

          BVI, Inc on           175,000
          behalf of
          BVI Ltd.

              In an exchange offer (the "Exchange Offer") conducted by the Issuer on July 17, 1996, the Reporting Persons exchanged certain notes of the Issuer for a combination of cash, the Issuer's Common Stock and debt securities. The Reporting Persons received on such date the number of shares of the Issuer's Common Stock indicated below:

                                Number of Shares Received by the
          Name                  Reporting Persons in the Exchange Offer
          ----                  ---------------------------------------

          Fund                  652,095

          BVI, Inc. on          289,890
          behalf of
          BVI Ltd.

                                                      Page 9 of 9 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  July 25, 1996


SC FUNDAMENTAL INC.


  By:  ___________________________
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:  SC FUNDAMENTAL INC.


  By:  ___________________________
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*

SC FUNDAMENTAL VALUE BVI, INC.


  By:  ___________________________
       Neil H. Koffler as Attorney-
       in-Fact for Peter M. Collery
       Vice President*



__________________________
Neil H. Koffler as Attorney-
in-Fact for Gary N. Siegler*



__________________________
Neil H. Koffler as Attorney-
in-Fact for Peter M. Collery*


*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference.

                                                  Page 9 of 9 Pages

       After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  July 25, 1996

SC FUNDAMENTAL INC.

  By:  /s/ Peter M. Collery
- ---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery
Vice President*

THE SC FUNDAMENTAL VALUE FUND, L.P.

  By:  SC FUNDAMENTAL INC.


  By:  /s/ Peter M. Collery
- ----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery
Vice President*

SC FUNDAMENTAL VALUE BVI, INC.


  By:  /s/ Peter M. Collery
- ----------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery
Vice President*


/s/ Gary N. Siegler
- ---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Gary N. Siegler*


/s/ Peter M. Collery
- ---------------------------------
Neil H. Koffler as Attorney-in-Fact
for Peter M. Collery*

*Executed by Neil H. Koffler as Attorney-In-Fact for Peter M. Collery and Gary
N. Siegler. The Powers of Attorney for Messrs. Collery and Siegler were filed as Exhibit A to Amendment No. 5 to Schedule 13D relating to US Facilities Corporation on August 4, 1995 and is hereby incorporated herein by reference. 78399